CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-266839 on Form F-3 of our reports dated March 24, 2025, relating to the financial statements of VALNEVA SE and the effectiveness of VALNEVA SE's internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ Deloitte & Associés

Paris-La-Défense, France
March 24, 2025